BRT REALTY TRUST
                               60 Cutter Mill Road
                                    Suite 303
                           Great Neck, New York 11021

                               ------------------

                    Notice of Annual Meeting of Shareholders
                                 March 23, 1998



To the Shareholders of BRT Realty Trust:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of BRT Realty Trust (the "Trust") will be held at the offices of the Trust, 60 Cutter Mill Road, Great Neck, N.Y., Suite 303, at 9:00 A.M., local time, on March 23, 1998 for the following purposes:

     1. To elect three Class II Trustees to the Board of Trustees;

     2. To appoint Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending September 30, 1998; and

     3. To act on such other business as may properly come before the Meeting or any adjournment thereof.

     The close of business on January 15, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Trust will not be closed.

                              By order of the Board of Trustees


                              Simeon Brinberg, Secretary




January 26, 1998

     All Shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Your vote is important and it will not be counted unless you return the proxy or attend the Annual Meeting. If you attend the Annual Meeting, you may withdraw the proxy and vote your own shares. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.


             SHAREHOLDERS ARE URGED TO DATE, SIGN AND
                  RETURN THEIR PROXIES PROMPTLY

                                BRT REALTY TRUST
                               60 Cutter Mill Road
                                    Suite 303
                           Great Neck, New York 11021
                                  (516)466-3100
                                 ---------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 ---------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees of BRT Realty Trust (the"Trust") of proxies in the enclosed form for the Annual Meeting of Shareholders ("Annual Meeting") to be held at the offices of the Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 A.M., local time on March 23, 1998, and for any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Trust. Proxies may also be revoked by attending the Annual Meeting and voting in person or submitting a proxy bearing a later date.

     The principal executive offices of the Trust are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York, 11021. The approximate date on which this Proxy Statement and the form of proxy included herewith are being first sent to shareholders is January 26, 1998.

                                VOTING SECURITIES

     Only holders of shares of beneficial interest, par value $3.00 per share ("Beneficial Shares") of record as at the close of business on January 15, 1998, are entitled to vote at the meeting. On the record date there were issued and outstanding 8,124,550 Beneficial Shares (excluding treasury shares and shares which have been reserved for issuance in connection with a previous acquisition). Each outstanding Beneficial Share is entitled to one vote. The holders of a majority of the outstanding Beneficial Shares will constitute a quorum.

     If the enclosed form of proxy is properly executed and returned, the Beneficial Shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, such Beneficial Shares will be voted (i) for the election, as Class II Trustees, of the nominees set forth under the caption "Election of Trustees", and (ii) for approval of the appointment of Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending September 30, 1998. Approval of each of the above items requires the affirmative vote of the holders of a majority of the Beneficial Shares, present in person or by proxy. If a shareholder, present in person or by proxy, abstains on either matter, the shareholder's shares will not be voted on such matter. Thus, an abstention from voting has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently.

     The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Trust. In addition to the solicitation of proxies by use of the mails, certain officers and employees (who will receive no additional compensation therefor) may be used to solicit proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Trust will reimburse such persons for their expenses in so doing.

                  BENEFICIAL OWNERSHIP BY TRUSTEES AND OFFICERS

     Set forth below is information concerning stock ownership of all persons known by the Trust to own beneficially 5% or more of the Beneficial Shares, all Trustees and nominees for Trustee and all Trustees and officers of the Trust as a group, based upon the number of outstanding Beneficial Shares as of January 15, 1998.

                                   Amount of
Name of Beneficial                 Beneficial          Percent
    Owner (1)                     Ownership (2)        of Class
    ---------                     -------------        --------

Patrick J. Callan                    40,000                *
55 East 52nd Street
New York, NY 10055


Fredric H. Gould (3)(4)(5)        2,088,073             25.55%

Jeffrey A. Gould (3)(6)             203,912              2.50%

David G. Herold
16 Southdown Court
Huntington, NY  11743                12,000                *

Arthur Hurand
4182 Pier North Blvd., Suite D
Flint, MI  48504                     10,000                *

Gary Hurand (7)
4182 Pier North Blvd., Suite D
Flint, MI  48504                    173,227              2.12%

Nathan Kupin (3)                     20,512                *

Herbert C. Lust, II
54 Porchuck Road
Greenwich, CT 06830                  70,000                *

Marshall Rose (8)
667 Madison Avenue
New York, NY 10021                  265,212              3.25%

All Trustees and Officers
as a group
(18 in number)(9)                 3,159,177  (10)       38.66%

*Less than 1%

-----------------

(1)      Each individual listed is a Trustee.

(2) Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or otherwise.

(3)      Address is 60 Cutter Mill Road, Great Neck, NY  11021.

(4) Includes 280,463 Beneficial Shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Fredric H. Gould and two non-Trustee officers are trustees, as to which Beneficial Shares Mr. Gould has shared voting and investment power.

(5) Includes 34,762 Beneficial Shares held by Mr. Gould as joint custodian for the children of his brother, 4,790 Beneficial Shares owned by Georgetown Group, Inc., of which Mr. Gould is a Vice President and 18,988 Beneficial Shares owned by a partnership in which Mr. Gould is a general partner. Also includes 30,048 Beneficial Shares owned by One Liberty Properties, Inc. ("OLP"), of which Mr. Gould is an officer and director and in which Gould Investors L.P. ("GLP") (an entity in which Mr. Gould is a general partner and a principal executive officer and sole shareholder of the managing general partner) owns approximately 25% of the voting shares, and 1,512,241 Beneficial Shares owned by GLP. Does not include 25,015 Beneficial Shares owned by Mrs. Fredric H. Gould, as to which Beneficial Shares Mr. Gould disclaims beneficial interest and Mrs. Gould has sole voting and investment power.

(6) Includes 19,235 Beneficial Shares owned by Mr. Gould as custodian for his minor children and 7,562 Beneficial Shares which underlie unexercised stock options. Does not include 6,000 Beneficial Shares owned by Mrs. Jeffrey A. Gould as to which Beneficial Shares Mr. Gould disclaims beneficial interest and Mrs. Gould has sole voting and investment power.

(7) Includes 47,243 Beneficial Shares owned by a partnership, in which entity Mr. Hurand is a partner, and 117,288 Beneficial Shares owned by a corporation in which Mr. Hurand is an officer and shareholder.

(8) Includes 4,790 Beneficial Shares owned by Georgetown Group, Inc. in which Mr. Rose is an officer, 76,983 Beneficial Shares owned by the pension and profit sharing trusts of Georgetown Group, Inc. of which Mr. Rose is trustee, 18,988 Beneficial Shares owned by a partnership in which Mr. Rose is a general partner, 8,644 Beneficial Shares owned by Jill and Marshall Rose Foundation of which Mr. Rose is a trustee, 56,070 Beneficial Shares owned by Mr. Rose for the benefit of others, 30,048 Beneficial Shares owned by OLP, of which Mr. Rose is an officer and director and 23,447 Beneficial Shares owned by Mr. Rose as trustee for his child.

(9)      This total is qualified by notes (4) through (8).

(10) Includes an aggregate of 47,124 Beneficial Shares which underlie unexercised options.


                               ELECTION OF TRUSTEES

     Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes each of which is elected for a term of three years. The Declaration of Trust provides for the number of Trustees to be between five and fifteen, the exact number to be determined by resolution adopted by a majority of the entire Board of Trustees. The Board of Trustees has fixed the number of Trustees at nine (9).

     At the meeting, three Class II Trustees will be elected by shareholders. Six other individuals serve as Trustees but are not standing for reelection because their terms as Trustees extend past the Annual Meeting. The accompanying form of proxy will be voted for the election as Class II Trustees of Arthur Hurand, Herbert C. Lust, II and Marshall Rose unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees will become unable or unwilling to serve. However, in the event that any nominee should become unable or unwilling to serve as a Trustee, unless a shareholder WITHHOLDS AUTHORITY, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Trustees.

     The Company's Board of Trustees schedules quarterly meetings. In addition special meetings may be called from time to time and where appropriate Trustees take action by unanimous consent. In 1997, the Board of Trustees held four meetings. Marshall Rose missed one meeting and Nathan Kupin missed two meetings. The other Trustees attended 100% of the meetings held.

     The Board of Trustees has appointed an Audit and Compensation Committee consisting of Gary Hurand, Herbert C. Lust, II and Patrick J. Callan. The Audit and Compensation Committee consists entirely of independent outside Trustees. The functions of the Audit and Compensation Committee include reviewing the scope and results of the annual audit, reviewing the adequacy of accounting and financial controls, and recommending independent auditors to the Board of Trustees. The Audit and Compensation Committee is also responsible for setting and administering the policies which govern both annual compensation of executive officers and the Trust's Stock Option Plans. The Audit and Compensation Committee held one meeting in the 1997 fiscal year.

     The Trust has no Nominating Committee or any committee performing similar functions.

     Each Class II nominee, if elected will serve until the annual meeting to be held in the year 2001 and until his successor is elected and qualifies. Each other Trustee will serve until the annual meeting to be held in the year set forth opposite his name and until his successor is elected and qualifies.

     The Board of Trustees of the Trust recommends a vote "FOR" the election of the three nominees. Proxies solicited by the Board of Trustees will be so voted unless shareholders specify in their proxies a contrary choice.

     The following table sets forth certain information concerning the Trustees, including the three nominees:


                                   Principal
                           Term    Occupation             Trustee
Name                Age  Expiring     (1)                  Since
----                ---  --------  ----------             ------

Class I
Patrick J. Callan
(2)(3)              61   2000      Principal of            1984
                                   The RREEF Funds,
                                   pension fund real
                                   estate investments;
                                   Director of
                                   Manufacturers & Traders
                                   Bank Directors Advisory
                                   Council -New York City
                                   Division; Director of
                                   First Empire State
                                   Corporation.

Jeffrey A. Gould    33   2000      President of the         1997
                                   Trust since March
                                   1996; Executive Vice
                                   President and Chief
                                   Operating Officer of
                                   the Trust from March
                                   1995 to March 1996;
                                   Vice President of the
                                   Trust for more than
                                   three years prior
                                   thereto.

David G. Herold     56   2000      Private Investor;         1997
                                   President and Chief
                                   Executive Officer
                                   of Metro Bancshares,
                                   Inc., the savings and
                                   loan holding company for
                                   Bayside Federal Savings
                                   and Loan Association,
                                   from 1988 to 1994;
                                   President of Bayside
                                   Federal Savings and Loan
                                   Association for approximately
                                   fourteen years prior thereto.

Class II
Arthur Hurand
(2) (4)               81   2001    Private Investor;          1989
                                   Director of One Liberty
                                   Properties, Inc.


Herbert C. Lust, II  71    2001    Private Investor;          1981
(2)(3) (4)                         Director of Prime
                                   Hospitality, Inc.


Marshall Rose        61    2001    Private Investor;          1986
(2) (4)                            Vice Chairman of the Board
                                   of One Liberty Properties,
                                   Inc.; President of
                                   Georgetown Equities,  Inc.;
                                   Director of Estee
                                   Lauder,  Inc.; Director
                                   of Golden Book Family
                                   Entertainment, Inc.

Class III

Fredric H. Gould     62    1999    Chairman of the Board      1983
(2)                                of Trustees and Chief
                                   Executive  Officer of
                                   the Trust; Chairman of
                                   the  Board  of
                                   Georgetown Partners,Inc.;
                                   General Partner of Gould
                                   Investors L.P.; Chairman
                                   of Board of One Liberty
                                   Properties, Inc.;
                                   President of REIT Management
                                   Corp.; Director of Sunstone
                                   Hotel Investors, Inc.

Nathan Kupin        83    1999     Senior Vice President      1983
                                   of the Trust; Director
                                   of REIT Management Corp.;
                                   Senior Vice President of
                                   One Liberty Properties,
                                   Inc.

Gary Hurand         51   1999      President of Dawn Donut    1990
(3)                                Systems, Inc.; Director
                                   of Republic Bancorp.

-----------------

(1) Each Trustee has been engaged in the principal occupation indicated for at least the past five years, except as noted.

(2) Member of the Executive Committee.

(3) Member of the Audit and Compensation Committee.

(4) If elected at the meeting.

     Fredric H. Gould is Jeffrey A. Gould's father and Arthur Hurand is the father of Gary Hurand.



              TRUSTEE'S FEES AND OTHER COMPENSATION


     Each  unaffiliated  Trustee  was paid an annual  retainer  of  $12,500  for services  as a  Trustee  in the 1997  fiscal  year.  In  addition,  unaffiliated
Trustees were paid $500 per meeting for each Trustee's meeting and each committee meeting attended. With respect to fees (charged to operations) paid and accrued during the fiscal year for REIT Management Corp. (the "Advisor") under the Advisory Agreement, see "Interest of Management in Certain Transactions."


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers and directors, and persons who beneficially own more than 10% of the Trust's shares, to file Initial Reports of Ownership and Reports of Changes in Ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, Trustees and greater than 10% beneficial owners are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file. The Trust prepares and files the requisite forms on behalf of its executive officers and Trustees. Based on a review of information supplied to the Trust by the executive officers and Trustees, the Trust believes that all Section 16(a) filing requirements applicable to its executive officers, Trustees and greater than 10% beneficial owners were complied with, except that a Form 3 was inadvertently filed approximately 30 days late for John Ardouny, a Vice President of the Trust.

                            EXECUTIVE COMPENSATION


Report of the Audit and Compensation Committee on Executive Compensation

     The Audit and Compensation Committee is composed of three independent non-employee Trustees. The Committee is responsible for advising management and the Board of Trustees on matters pertaining to compensation arrangements for executive employees, as well as administration of the Trust's stock option plans and bonus plan.

Compensation Overview

     It is the view of the Audit and Compensation Committee that the annual compensation of executive officers is composed of two key elements: (i) an Annual Component made up of base salary and annual bonus; and (ii) a longer term component, i.e. stock options.

Annual Component; Base Salary and Bonus

     Base salaries are intended to be competitive with those paid to senior executives at other real estate investment trusts and are determined in a fashion that takes into account an individual's performance and contributions to the Trust and the Trust's operating performance. The determination by the Committee of base compensation is subjective in nature and is not based on any structured formula. In determining compensation for the 1997 fiscal year the Committee took into account the expertise which the executive officers demonstrated in managing the business of the Trust; among other things the Committee gave consideration to the activity of the Trust in mortgage lending, an area which became active again in fiscal 1997, and the activities of the executive officers in managing and disposing of real estate assets taken back in foreclosure proceedings.

     The concept of the annual bonus is to link a portion of the compensation of executives to the performance of the Trust. Under the Trust's bonus plan the Trust must produce a minimum return to shareholders before any bonuses are awarded. Under the plan a bonus pool is to be established in each fiscal year in an amount equal to 15% of the amount by which the net income of the Trust in any fiscal year exceeds stockholders' equity multiplied by the average prime rate of interest plus 1%. Accordingly, the Trust must have a degree of success before bonuses are paid to executive officers. However, the Committee deems it advisable to recognize significant individual contributions by key employees in any particular fiscal year even if, pursuant to the bonus plan, there are not sufficient earnings to establish, under the terms of the plan, a bonus pool. Accordingly, under the existing bonus plan up to $50,000 in the aggregate may be used to pay bonuses to officers and employees (other than the Chief Executive Officer) if an individual made a significant contribution to the Trust during the year.

Long Term Compensation - Stock Options

     Stock options, which are purely discretionary and are not based on any formula, may be granted periodically to provide incentive for the creation of shareholder value over the long term, since the full benefit of the compensation provided for under stock options cannot be realized unless there is an appreciation in the price of the Trust's shares over a specified number of years. Under the existing stock option plans options are granted at an exercise price equal to the fair market value of the stock of the Trust on the date of grant and are exercisable over a number of years (generally five years), in increments ranging between 20% and 25% per year on a cumulative basis. Stock options are the only form of long term incentive currently used by the Trust.

     At the present time there are options outstanding which have been granted to executive officers and other key personnel of the Trust which have exercise prices of $4.375 and $6 per share. With respect to the named executive officers of the Trust, Messrs. Jeffrey A. Gould, David W. Kalish and Mark H. Lundy were each granted options to purchase 10,125 Beneficial Shares exercisable at $4.375 per share under the Trust's 1988 stock option plan and options to purchase 10,000 Beneficial Shares exercisable at $6.00 per share under the Trust's 1996 stock option plan. Joshua D. Gleiber was also granted options to purchase 10,000 Beneficial Shares exercisable at $6 per share under the Trust's 1996 stock option plan.

CEO Compensation

     Fredric H. Gould, Chairman of the Board of Trustees and Chief Executive Officer of the Trust does not receive any direct remuneration from the Trust, but is compensated by REIT Management Corp. the Trust's advisor (see "Interest of Management in Certain Transactions").


Respectfully submitted,



Patrick J. Callan
Gary Hurand
Herbert C. Lust, II

Annual Compensation

     The following Summary Compensation Table includes information with respect to compensation paid and accrued by the Trust for services rendered in all capacities to the Trust during the fiscal years ended September 30, 1995, 1996 and 1997, for the Chief Executive Officer of the Trust and the next four highest executive officers of the Trust whose annual compensation from the Trust exceeded $100,000 for the fiscal year ended September 30, 1997:



                                   Summary Compensation Table

                                    Annual Compensation(2)         Long Term Compensation
                                                                      Awards
                                                        Other             Securities/
                                                        Annual Restricted Underlying   Payouts
Name and Principal               Salary     Bonus       Compen-   Stock    Options/      LTIP      All Other
   Position          Year(1)        $         $         sation(3) Awards($) SARs(#)    Payout($)  Compensation (4)
   --------          -------        -         -         --------- --------- -------    ---------  ----------------

Fredric H. Gould      1997         0          0            0        0           0          0               0
  Chairman of the     1996         0          0            0        0           0          0               0
  Board and Chief     1995         0          0            0        0           0          0               0
  Executive Officer(5)

Jeffrey A. Gould      1997  $225,000          0            0        0      10,000          0         $24,000
  President and       1996  $210,000          0            0        0      10,125          0         $22,500
  Executive Vice      1995  $190,000          0            0        0           0          0         $22,500
  President (6)

David W. Kalish       1997         0          0      $97,200        0      10,000          0          $7,200
  Vice President,     1996         0          0      $98,400        0      10,125          0          $7,500
  Chief Financial     1995         0          0     $115,200        0           0          0         $10,100
  Officer (7)

Mark H. Lundy         1997         0          0     $115,600        0      10,000          0          $5,300
  Vice President (7)  1996         0          0     $ 75,900        0      10,125          0         $ 6,000
                      1995         0          0     $129,400        0           0          0         $12,900

Joshua D. Gleiber     1997  $103,200          0            0        0      10,000          0          $15,500
  Vice President (8)  1996   $41,900          0            0        0           0          0           $6,300


---------------------------
(1)Fiscal years ending September 30.
(2)The Trust does not have any profit sharing plan, but it does have Stock Option Plans, a Pension Plan and a Bonus Plan. See "Stock Option Plans" and "Pension Plan," below.
(3)Amounts represent payment of fees. The only other type of Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting.
(4)Represents annual contributions under the Trust's Pension Plan for Messrs. Jeffrey Gould and Gleiber. With respect to Messrs. Kalish and Lundy, represents the amounts reimbursed by the Trust to Gould Investors L.P. for the allocated portion of the pension expense paid by Gould Investors L.P. for Messrs. Kalish and Lundy.
(5)Fredric H. Gould has served as Chairman of the Board and Chief Executive Officer since March, 1995. Mr. Gould does not receive any compensation directly from the Trust. Reference is made to the caption "Interest of Management in Certain Transactions" for a discussion of fees paid to REIT Management Corp., the Trust's Advisor. Mr. Gould is the President and sole shareholder of REIT Management Corp.
(6)Jeffrey A. Gould has served as President of the Trust since March 1996.
(7)Messrs. Kalish and Lundy do not receive compensation directly from the Trust; they receive compensation and fees directly from Gould Investors L.P. and related entities. The amounts set forth represent the portion reimbursed by the Trust for accounting and legal services rendered by Messrs. Kalish and Lundy, respectively, to the Trust.
(8)Joshua D. Gleiber joined the Trust as a Vice President in March 1996.

Pension Plan

     The Trust has a non-contributory defined contribution pension plan covering employees. The Pension Plan is administered by Fredric H. Gould, Simeon Brinberg and David W. Kalish. Annual contributions of the Trust are based on 15% of an employee's annual earnings, not to exceed $24,000 per employee. Partial vesting starts one year after employment, increasing annually until full vesting is achieved at the completion of five years of employment. The method of payment of benefits to participants upon retirement is determined by the participant, who may elect a lump sum payment or the purchase of an annuity, the amount of which is determined primarily by the amount of contributions. In fiscal 1997, $24,000 and $15,500 was contributed for the benefit of Jeffrey A. Gould and Joshua D. Gleiber, respectively. The aggregate amount accrued to date for Mr. Gould and Mr. Gleiber is approximately $307,000 and $23,000 respectively. The estimated credited years of service for Mr. Gould and Mr.
Gleiber is 11 and 2.

Stock Option Plans

     On August 19, 1988 the Board of Trustees adopted a Stock Option Plan (the "1988 Plan"). The 1988 Plan was approved by the shareholders of the Trust on March 2, 1989. The 1988 Plan provides for the issuance of up to 500,000 Beneficial Shares to officers, trustees and employees of the Trust. The options granted may be either incentive stock options or options which do not qualify as incentive stock options. The exercise price of any option granted under the 1988 Plan must be not less than 100% of the fair market value of the Beneficial Shares on the date of grant. The 1988 Plan does not provide for the issuance of stock appreciation rights. At September 30, 1997, 46,300 shares remain available for grant and options to purchase 53,000 shares are outstanding of which 26,500 shares are exercisable.

     On December 6, 1996, the Board of Trustees adopted the BRT 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan was approved by the shareholders of the Trust on March 21, 1997. The 1996 Plan provides for the issuance of up to 450,000 Beneficial Shares to officers, employees, trustees and consultants or advisors to the Trust. The options granted may be either incentive stock options or options which do not qualify as incentive stock options. The exercise price per share of incentive stock options must be at least equal to the fair market value on the date of grant. With respect to nonstatutory stock options, the exercise price may be determined by the Board of Trustees. The 1996 Plan does not provide for the issuance of stock appreciation rights. At September 30, 1997, 367,500 shares remain available for grant and options to purchase 82,500 shares are outstanding of which 20,600 shares are exercisable.

Option Grants in Fiscal 1997

     The following table sets forth information concerning the grant of stock options in fiscal 1997 to the named executive officers:


                                        Individual Grants(1)
                                                                                        Potential Realizable
                                      % of Total                                        Value At Assumed
                                       Options                                          Annual Rates of Stock
                                       Granted       Exercise or                        Price Appreciation For
                           Options   to Employees     Base Price                        Option Term (2)
Name                       Granted  in Fiscal Year    ($/sh)         Expiration Date     5%           10%
----                       -------  --------------    ----------     ---------------    ----          ----

Fredric H. Gould                -           -                -                 -            -
Jeffrey A. Gould           10,000         12%            $6.00           12/6/01      $16,577       $36,631
David W. Kalish            10,000         12%            $6.00           12/6/01      $16,577       $36,631
Mark H. Lundy              10,000         12%            $6.00           12/6/01      $16,577       $36,631
Joshua D. Gleiber          10,000         12%            $6.00           12/6/01      $16,577       $36,631


(1) Options were granted on December 6, 1996.

(2) These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible appreciation of any of the Trust's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, non-transferability or phased-in vesting. The Trust did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Trust's stock price.


Option Exercises and Unexercised Options

No options were exercised in Fiscal 1997. The following table sets forth information concerning unexercised options at fiscal year end with respect to the named executive officers:



                                                                Number of
                                                               Unexercised          Value of Unexercised
                                                            Options at fiscal       In-the-Money Options
                                                                Year end            at Fiscal Year End (1)
                                                                --------              -----------------
                           Shares Acquired     Value           Exercisable/              Exercisable/
Name                          on Exercise     Realized         Unexercisable            Unexercisable
----                          -----------     --------         -------------            -------------

Fredric H. Gould                   -             -                  None                   $0/$0
Jeffrey A. Gould                   -             -            7,562/12,563               $31,859/$47,486
David W. Kalish                    -             -            7,562/12,563               $31,859/$47,486
Mark H. Lundy                      -             -            7,562/12,563               $31,859/$47,486
Joshua D. Gleiber                  -             -            2,500/7,500                $ 7,813/$23,438

 (1) Represents the difference between the exercise price of options and $9.125, the closing price of the Trust's Beneficial Shares on September 30, 1997.

Comparison of Five Year Cumulative Total Return

         The following graph compares the performance of the Trust's Beneficial Shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded mortgage REIT'S prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100 invested on September 30, 1992 in the Trust's Beneficial Shares, the S & P 500 Index and the peer group index and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Trust's Beneficial Shares.

                                             INSERT - PERFORMANCE GRAPH
















                         9/92   9/93   9/94   9/95  9/96    9/97
BRT Realty Trust         100    174    184     174   253     384
All Mortgage REITs       100    114    102     129   182     244
S&P 500 Index            100    113    117     152   183     257

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         The Trust and REIT Management Corp. ("REIT" or "Advisor") are parties to an Advisory Agreement pursuant to which REIT furnishes administrative services with respect to the Trust's assets and, subject to the supervision of the Trustees, advises the Trust with respect to its investments. The Trust believes that the Advisory Agreement is on terms as favorable to the Trust as would be available from an unaffiliated party. The term of the Advisory Agreement has been renewed by the Board of Trustees to December 31, 2001. Fredric H. Gould and two officers of the Trust are directors of REIT and Fredric
H. Gould is an officer of REIT. All of the outstanding shares of REIT are owned by Fredric H. Gould.

         For services performed by REIT under the Advisory Agreement, REIT receives an annual fee of 1/2 of 1% of the Invested Assets of the Trust other than mortgages receivable, subordinated land leases and investments in unconsolidated ventures, with a 1% fee payable on mortgages receivable, subordinated land leases and investments in unconsolidated ventures. The term "Invested Assets" is defined in the Advisory Agreement as the aggregate of all assets of the Trust as shown on the balance sheet of the Trust without deduction for (i) mortgages and other security interests to which the assets are subject,
(ii) depreciation, and (iii) amortization, but excluding (a) cash and cash items, (b) amounts due from managing agents, (c) rents and other receivables (not including mortgages receivable or other receivables arising from the sale of invested assets), (d) rent security, (e) prepaid expenses and deferred charges, and (f) obligations of municipal, state and federal governments and governmental agencies, other than securities of the Federal Housing Authority, the Veterans Administration and the Federal National Mortgage Association and securities issued by governmental agencies that are backed by a pool of mortgages.

         The fee to REIT is based on net assets and computations of the fee includes non-accruing mortgage receivables to the extent they exceed allowances for loan losses. The fee under the Advisory Agreement is computed and payable quarterly, subject to adjustment at year end based on the Trust's audited financial statements. During the fiscal year ended September 30, 1997 REIT earned $559,000 from the Trust under the Advisory Agreement, compared to $615,000 earned in fiscal 1996.

         Under the Advisory Agreement, the Trust bears all expenses including interest, discount and other costs for borrowed money; taxes on income or property and license fees (including franchise taxes); rental paid for office space used by the Trust; audit fees and expenses; legal fees; expenses of litigation involving the Trust; charges of custodians, transfer agents, registrars, warrant agents, dividend disbursing agent, brokers, underwriters and banks; expenses relating to meetings of trustees and shareholders; expenses connected with the acquisition, disposition or ownership of investment assets, including but not limited to, travel expenses, costs of appraisal, leasing, maintenance, repair, improvement and foreclosure of property and origination and mortgage servicing fees and real estate brokerage commissions; fees for the management of real estate owned by the Trust; fees and expenses payable to trustees, officers and employees (other than fees payable to Trustees, officers and employees who are directors, officers and employees of REIT, whose compensation is payable solely by REIT), independent contractors, consultants, managers, or agents; the expenses of revising, amending, modifying or terminating the Trust; and indemnification required to be made by the Trust under the Declaration of Trust.

         The Advisory Agreement provides that directors, officers, and employees of REIT may serve as trustees, officers and employees of the Trust, but such persons may not receive cash compensation from the Trust for services rendered in the latter capacities.


         The Advisory Agreement is not assignable by REIT without the written consent of the Trust. The Advisory Agreement is not assignable by the Trust without the written consent of REIT, except to a successor to the business and assets of the Trust. The Advisory Agreement has been renewed for a term ending December 31, 2001 and may be renewed on an annual basis by the Board of Trustees, for a maximum five year period. Notwithstanding such renewal of the Advisory Agreement by the Board of Trustees, the shareholders have the right to rescind the renewal of the Advisory Agreement authorized at the preceding Board of Trustees Meeting, if at a special meeting of shareholders called by at least twenty percent of the outstanding Beneficial Shares specifically for such purpose a majority of the outstanding Beneficial Shares entitled to vote thereon shall determine that the Advisory Agreement shall not be renewed. In the event the Advisory Agreement is not renewed in any year by the Board of Trustees or such renewal is rescinded by a majority of the outstanding Beneficial Shares entitled to vote thereon at a special meeting called for such purpose, the Advisory Agreement will have a balance of four years remaining in the exiting term. A borrower may pay fees directly REIT for services rendered in arranging loans made by the Trust. These fees, which are permitted by the Advisory Agreement, amounted to $155,000 for fiscal 1997. There were no such fees paid to REIT during fiscal 1996.

         The Trust engages entities affiliated with REIT to manage properties acquired by the Trust in foreclosure or deed in lieu of foreclosure. The management services include, among other things, rent billing and collection, leasing (including document preparation), maintenance, construction supervision, compliance with regulatory statutes and rules (i.e. New York City rent control and rent stabilization rules), property dispositions and mortgage financing. In fiscal 1997 the Trust paid $638,000 to these entities for management and construction supervision fees, leasing and selling fees compared to $755,000 paid to these entities in fiscal 1996.

         During the year ended September 30, 1997 Fredric H. Gould and Marshall Rose, Chairman and Chief Executive Officer, and a trustee, respectively, were officers and directors of the managing corporate general partner of Gould Investors L.P. ("GLP"), a public master limited partnership, and individual general partners of GLP. The Trust, GLP and other related entities occupy common office space, and share office services, equipment and personnel. In fiscal 1997, $979,000 of common general and administrative expenses were allocated to the Trust, including the amounts reimbursed to GLP for legal and accounting services provided by Messrs. Kalish and Lundy (See "Summary and Compensation Table"), compared to $1,161,000 in fiscal 1996.

     In August, 1996 the Trust purchased common stock of publicly traded savings and loan holding company from GLP. The Trust purchased these shares at GLP's cost, which approximated market and executed a note payable ("Note") to GLP for the full amount of the purchase price of $1,030,000. The Note, which bore interest at prime, was paid in full in November, 1996. Interest expense on the Note was paid in full in November, 1996. Interest expense on the Note was $10,000 and $16,000 for fiscal 1997 and fiscal 1996, respectively.

         During the year ended September 30, 1997 a law firm in which Simeon Brinberg and Mark Lundy, officers of the Trust, are Partners, received an aggregate of approximately $17,000 directly from borrowers of the Trust, for services rendered in transactions involving such borrowers and the Trust.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         The Board of Trustees is seeking the appointment of Ernst & Young LLP as independent auditors to audit the books, records and accounts of the Trust for the fiscal year ending September 30, 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions of the Trust's shareholders.

         If the Trust's shareholders do not approve of the appointment of Ernst & Young LLP, the selection of independent auditors will be made by the Board of Trustees.

         The Board of Trustees recommends a vote "FOR" the appointment of Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending September 30, 1998.

                                  GENERAL


         Management of the Trust does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such voting matters is conferred by such proxies upon the persons voting them. The expenses in connection with the solicitation of the accompanying form of proxy, including the cost of preparing, printing and mailing the notice of meeting, form or proxy and Proxy Statement, have been or will be borne by the Trust.


                     SHAREHOLDER PROPOSALS


         The annual meeting of the Trust for the year ending September 30, 1998 is scheduled to be held in March 1999. In order to have any proposal to be presented by a shareholder at such meeting included in the Trust's proxy statement and form or proxy relating to the meeting, the proposal must be received by the Trust not later than September 30, 1998.

By order of the Board of Trustees


Simeon Brinberg, Secretary


Dated:  January 26, 1998



                               BRT REALTY TRUST
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 23, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints FREDRIC H. GOULD, JEFFREY A. GOULD and SIMEON BRINBERG, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Beneficial Interest, $3.00 par value per share of BRT Realty Trust held of record by the undersigned on January 15, 1998 at the Annual Meeting of Shareholders to be held on March 23, 1998 or any adjournments thereof.

                           1.  Election of Class II Trustees
                               /  / FOR ALL NOMINEES /  / WITHHOLD ALL NOMINEES
                               Nominees: Arthur Hurand, Herbert C.Lust III,
                               Marshall Rose
                               /  / INSTRUCTIONS:  To withhold  authority to
                               vote for any  individual  nominee,  place an
                               "X" in the box on the left and strike a line
                               through the nominee's name listed above.
 FOR  AGAINST  ABSTAIN
/  /   /  /    /  /        2.  Appointment of Ernst & Young LLP as independent
                               auditors for the fiscal year ending September
                               30, 1998.

                           3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed hereby by the undersigned shareholder.


PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

            DATED:_______________________________, 1998
            _____________________________________  L.S.
            _____________________________________  L.S.
            (NOTE: PLEASE SIGN EXACTLY AS YOUR NAME
            APPEARS       HEREON.        EXECUTORS,
            ADMINISTRATORS,  TRUSTEES, ETC.  SHOULD
            INDICATE WHEN SIGNING,GIVING FULL TITLE
            AS SUCH. IF SIGNER  IS  A  CORPORATION,
            EXECUTE IN  FULL   CORPORATE  NAME   BY
            AUTHORIZED OFFICER.   IF SHARES HELD IN
            THE NAME OF TWO OR  MORE  PERSONS,  ALL
            SHOULD SIGN.)